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                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors


Nextron Communications, Inc.:



     We consent to the use herein of our report dated December 1, 2000, relating to the consolidated balance sheets of Nextron Communications, Inc. and subsidiaries as of December 31, 1998 and 1999 and September 30, 2000, and the related consolidated statements of operations, shareholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 1999, and for the nine months ended September 30, 2000, and to the reference to our firm under the heading "Experts" in the prospectus.



                                          /s/ KPMG LLP



Mountain View, California


December 20, 2000